The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 29, 2019

JPMorgan Chase Financial Company LLC	September 2019

      Pricing Supplement

Registration Statement Nos. 333-222672 and 333-222672-01

Dated September     , 2019

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. and International Equities

Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Outperformance Jump Securities, which we refer to as the securities, do not pay interest and do not guarantee the return of any of the principal at maturity.  At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the MSCI Europe Index (the “MXEU” Index) relative to the performance of the S&P 500® Index (the “SPX Index), as determined on the valuation date.  If the index return of the MXEU Index (the “MXEU return”) is greater than or equal to the index return of the SPX Index (the “SPX return”), you will receive for each security that you hold at maturity an upside payment of at least $1.55 in addition to the stated principal amount.  If the MXEU return is less than the SPX return, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the amount by which the MXEU return is less than the SPX return and could be zero.  The securities are for investors who seek an equity index-based return that reflects the relative, not absolute, performance of the MXEU Index and the SPX Index and who are willing to risk their principal and forgo current income in exchange for the opportunity to receive a fixed positive return if the MXEU return is greater than or equal to the SPX return.  Investors will not directly participate in any outperformance of the MXEU Index relative to the SPX Index.  In addition, investors may lose their entire initial investment in the securities, including in cases where both underlying indices appreciate or both underlying indices depreciate over the term of the securities.  The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying indices:	MSCI Europe Index (the “MXEU Index”) and S&P 500® Index (the “SPX Index”) (each an “underlying index”)
Aggregate principal amount:	$
Payment at maturity:	▪ If the MXEU return is greater than or equal to the SPX return, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + upside payment
▪ If the MXEU return is less than the SPX return, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 × (1 + outperformance return)
This amount will be less than the stated principal amount of $10, and will represent a loss of some or all of your principal amount.
Upside payment:	At least $1.55 per $10 stated principal amount security (at least 15.50% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $1.55 per $10 stated principal amount security.
MXEU return:	The index return of the MXEU Index
SPX return:	The index return of the SPX Index
Index return:	With respect to each underlying index, (final index value – initial index value) / initial index value
Outperformance return:	MXEU return – SPX return, provided that the outperformance return will not be less than -100%. The outperformance return will be a positive percentage if the MXEU Index outperforms the SPX Index and a negative percentage if the MXEU Index underperforms the SPX Index.
Initial index value:	With respect to the MXEU Index: , which is its closing level on the pricing date With respect to the SPX Index: , which is its closing level on the pricing date
Final index value:	With respect to each underlying index, its closing level on the valuation date
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	September , 2019 (expected to price on or about September 30, 2019)
Original issue date (settlement date):	October , 2019 (3 business days after the pricing date)
Valuation date:	October 7, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement
Maturity date:	October 13, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP / ISIN:	48132G831 / US48132G8318
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.175(2)	$9.775
		$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.

(2)	JPMS, acting as agent for JPMorgan Financial., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.175 per $10 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security.

If the securities priced today and assuming an upside payment equal to the minimum listed above, the estimated value of the securities would be approximately $9.698 per $10 stated principal amount security.  The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $9.50 per $10 stated principal amount security.  See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

Investment Summary

The Outperformance Jump Securities

The Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 (the “securities”) can be used as an alternative to direct exposure to the underlying indices that provides a fixed, positive return of at least 15.50% (as reflected in the upside payment of at least $1.55 per $10 stated principal amount security) if the MXEU return is greater than or equal to the SPX return.  The actual upside payment will be provided in the pricing supplement and will not be less than $1.55 per $10 stated principal amount security.

If the MXEU return is less than the SPX return, the securities are exposed on a 1-to-1 basis to the underperformance of the MXEU Index relative to the SPX Index.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 1 year
Upside payment:	At least $1.55 per $10 stated principal amount security (at least 15.50% of the stated principal amount) (to be provided in the pricing supplement)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities
Interest:	None

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each underlying index is an “Index.”

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

Key Investment Rationale

This investment offers a fixed, positive return at maturity if the MXEU return is greater than or equal to the SPX return.  However, if the MXEU return is less than the SPX return, the payment at maturity will be less than the stated principal amount and could be zero.  Investors may lose their entire initial investment in the securities.

Upside Scenario	If the MXEU return is greater than or equal to the SPX return, the payment at maturity for each security will be equal to $10.00 plus the upside payment of at least $1.55 per $10 stated principal amount security. The actual upside payment will be provided in the pricing supplement and will not be less than $1.55 per $10 stated principal amount security.
Downside Scenario

If the MXEU return is less than the SPX return, you will lose 1% for every 1% that the MXEU return is less than the SPX return.  For example, if the MXEU return is 10% and the SPX return is 65%, the outperformance return is -55%, resulting in a loss of 55% on the securities, even though both underlying indices have appreciated.  In this scenario, the securities will pay $4.50 per security, or 45% of the stated principal amount.

Because the payment at maturity of the securities is based on the performance of the MXEU Index relative to the SPX Index, you may suffer a loss even if both underlying indices appreciate over the term of the securities, if the MXEU Index has increased by a lesser percentage than the SPX Index.  Similarly, you may suffer a loss even if both underlying indices depreciate over the term of the securities, if the MXEU Index has depreciated by a greater percentage than the SPX Index.

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

How the Outperformance Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per stated principal amount security
Hypothetical upside payment:	$1.55 (15.50% of the stated principal amount) per $10 stated principal amount security (which represents the lowest hypothetical upside payment)*

*The actual upside payment will be provided in the pricing supplement and will not be less than $1.55 per $10 stated principal amount security.

Outperformance Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the MXEU return is greater than or equal to the SPX return, the payment at maturity in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment. Under the hypothetical terms of the securities, in the payoff diagram, an investor would receive the hypothetical payment at maturity of $11.55 per security if the MXEU return is greater than or equal to the SPX return, as illustrated by the following examples:

o	If the MXEU return is 40% and the SPX return is 10%, because the MXEU return is greater than or equal to the SPX return, investors will receive a payment at maturity of $11.55 per security, representing a return of 15.50%, even though the outperformance return is 30%.

o	If the MXEU return is 10% and the SPX return is -10%, because the MXEU return is greater than or equal to the SPX return, investors will receive a payment at maturity of $11.55 per security, representing a return of 15.50%, even though the outperformance return is 20%.

o	If the MXEU return is -20% and the SPX return is -30%, because the MXEU return is greater than or equal to the SPX return, investors will receive a payment at maturity of $11.55 per security, representing a return of 15.50%.

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities
▪	Downside Scenario: If the MXEU return is less than the SPX return, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the amount that the MXEU return is less than the SPX return, as illustrated by the following examples:

o	If the MXEU return is 10% and the SPX return is 60%, because the MXEU return is less than the SPX return and the outperformance return is -50%, investors will lose 50% of their principal and the payment at maturity will be $5 per $10 stated principal amount security (50% of the stated principal amount).

o	If the MXEU return is -30% and the SPX return is 40%, because the MXEU return is less than the SPX return and the outperformance return is -70%, investors will lose 70% of their principal and the payment at maturity will be $3 per $10 stated principal amount security (30% of the stated principal amount).

o	If the MXEU return is -60% and the SPX return is -20%, because the MXEU return is less than the SPX return and the outperformance return is -40%, investors will lose 40% of their principal and the payment at maturity will be $6 per $10 stated principal amount security (60% of the stated principal amount).

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the MXEU return is less than the SPX return, you will receive for each security that you hold a payment at maturity that is less than the $10 stated principal amount of each security by an amount proportionate to the amount by which the MXEU return is less than the SPX return. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.

▪	Appreciation potential is fixed and limited. If the MXEU return is greater than or equal to the SPX return, the appreciation potential of the securities is limited to the fixed upside payment of at least $1.55 per security (at least 15.50% of the stated principal amount), even if the MXEU return is significantly greater than the SPX return. The actual upside payment will be provided in the pricing supplement. See “How the Outperformance Jump Securities Work” on page 4 above.

▪	Your ability to receive the upside payment may terminate on the valuation date. If the final index value is less than the initial index value, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you will lose some or all of your principal amount at maturity.

▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪	The return on the securities is based on relative performance. The securities are linked to the performance of the MXEU Index minus the performance of the SPX Index and thus are affected by the relative, not absolute, performance of the underlying indices. You may receive a lower return on your securities than you could receive by taking directly a long position in the MXEU Index or a short position in the SPX Index. Unlike a long position in the MXEU Index or a short position in the SPX Index, you may not earn a positive return even if the MXEU Index appreciates or the SPX Index depreciates over the term of the securities. You may also not earn a positive return even if both underlying indices appreciate or both underlying indices depreciate, if in either case the MXEU return is less than the SPX return. In order to earn a positive return on the securities, the MXEU return must be greater than or equal to the SPX return, regardless of whether those index returns are positive or negative. If the MXEU return is less than the SPX return, you will lose some or all of your principal amount at maturity, even if both index returns are positive or if both index returns are negative.

▪	Changes in the level of the MXEU Index may be offset or negated entirely by changes in the level of the SPX Index. A positive MXEU return may be offset or entirely negated by a positive SPX return. Similarly, a negative SPX return may be offset or entirely negated by a negative MXEU return. Therefore, if the MXEU return has a strong positive correlation with the SPX return, you may not receive the upside payment at maturity and may instead lose some or all of your principal amount at maturity even if the MXEU Index appreciates or the SPX Index depreciates over the term of the securities. Conversely, if the MXEU return is negatively correlated with the SPX return, a negative MXEU return is likely to be accompanied by a positive SPX return, thereby increasing the negative outperformance return and adversely affecting the payment at maturity.

▪	You are exposed to the price risk of each underlying index. Your return on the securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by the MXEU index or strong

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

performance by the SPX index over the term of the securities may negatively affect your return and may not be offset or mitigated by the performance of the other underlying index.

▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial index values and the final index values and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to either underlying index or calculation of the final index value of either underlying index in the event of a discontinuation or material change in method of calculation of that underlying index, may affect the payment to you at maturity.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.  JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the SPX Index or the securities.

Moreover, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities.  It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.  See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of each underlying index, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	our internal secondary market funding rates for structured debt issuances;

o	the actual and expected volatility of each underlying index;

o	the time to maturity of the securities;

o	the dividend rates on the equity securities included in the underlying indices;

o	the actual and expected positive or negative correlation between the underlying indices, or the actual or expected absence of any such correlation;

o	interest and yield rates in the market generally;

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the MXEU Index trade and the correlation among those rates and the levels of the MXEU Index; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing, or taking a short position, in either underlying index. Investing in the securities is not equivalent to investing, or taking a short position, in either underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying index.

▪	Adjustments to either underlying index could adversely affect the value of the securities. The underlying index publisher of either underlying index may discontinue or suspend calculation or publication of that underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The securities are subject to risks associated with securities issued by non-U.S. companies with respect to the MXEU Index. The equity securities included in the MXEU Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

▪	The securities are subject to currency exchange risk with respect to the MXEU Index. In order to calculate the level of the MXEU Index, the prices of the equity securities included in the MXEU Index are converted into U.S. dollars and those U.S. dollar prices are used to calculate the U.S. dollar level of the MXEU Index. The U.S. dollar level of the MXEU Index is then converted into euros by adjusting the U.S. dollar level of the MXEU Index to reflect the return on the exchange rate between the U.S. dollar and the euro since the inception of the euro on January 1, 1999. Accordingly, holders of the securities will be exposed to currency exchange rate risk with respect to the currencies in which securities included in the MXEU Index are traded relative to the U.S. dollar and with respect to the U.S. dollar relative to the euro. Your net exposure will depend on the extent to which the currencies in which securities included in the MXEU Index are traded strengthen or weaken against the U.S. dollar and the relative weights of those securities, as well as the extent to which the euro strengthens or weakens against the U.S. dollar. If, taking into account the relevant weights, the U.S. dollar strengthens against the currencies in which securities included in the MXEU Index are traded or if the euro strengthens against the U.S. dollar, the levels of the MXEU Index will be adversely affected and any payment on the securities may be reduced. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the countries issuing those currencies, the other Eurozone countries and the United States and between each country and its major trading partners;

o	political, civil or military unrest in the countries issuing those currencies , the other Eurozone countries and the United States; and

o	the extent of government surpluses or deficits in the countries issuing those currencies, the other Eurozone countries and the United States.

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies, the other Eurozone countries and the United States and other countries important to international trade and finance.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the levels of the underlying indices and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index values and therefore, could potentially increase the level that the final index value of the MXEU Index must reach or decrease the level that the final index value of the SPX Index must reach, in each case before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final index values and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value of the securities and the upside payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the upside payment.

▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

MSCI Europe Index Overview

The MSCI Europe Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the developed markets in Europe.  For additional information about the MSCI Europe Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Information as of market close on August 28, 2019:

Bloomberg Ticker Symbol:	MXEU
Current Closing Level:	125.62
52 Weeks Ago (on 8/28/2018):	129.82
52 Week High (on 7/4/2019):	132.45
52 Week Low (on 12/27/2018):	111.49

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the MXEU Index for each quarter in the period from January 1, 2014 through August 28, 2019.  The graph following the table sets forth the daily closing levels of the MXEU Index during the same period.  The closing level of the MXEU Index on August 28, 2019 was 125.62.  We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels of the MXEU Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the MXEU Index on the valuation date.  The payment of dividends on the stocks that constitute the MXEU Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

MSCI Europe Index	High	Low	Period End
2014
First Quarter	115.34	108.35	113.81
Second Quarter	119.26	111.51	116.74
Third Quarter	119.22	111.17	117.21
Fourth Quarter	119.63	105.92	116.72
2015
First Quarter	137.56	112.92	135.26
Second Quarter	140.92	129.19	129.19
Third Quarter	137.84	114.32	117.25
Fourth Quarter	130.03	116.73	123.11
2016
First Quarter	123.11	102.32	113.62
Second Quarter	118.41	104.49	111.62
Third Quarter	118.29	108.01	115.82
Fourth Quarter	122.54	111.29	122.50
2017
First Quarter	128.93	121.99	128.93
Second Quarter	133.83	127.12	128.08
Third Quarter	131.01	124.40	131.01
Fourth Quarter	133.95	129.04	131.41
2018
First Quarter	135.99	122.39	125.01
Second Quarter	133.99	123.89	128.08
Third Quarter	132.10	125.76	129.25
Fourth Quarter	129.51	111.49	114.20
2019
First Quarter	129.74	113.01	127.91
Second Quarter	132.07	124.47	129.77
Third Quarter (through August 28, 2019)	132.45	122.98	125.62

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities
MSCI Europe Index Historical Performance – Daily Closing Levels January 1, 2014 to August 28, 2019

▪	License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Europe Index, which is owned and published by MSCI, in connection with certain securities, including the securities. For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC, consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Information as of market close on August 28, 2019:

Bloomberg Ticker Symbol:	SPX
Current Closing Level:	2,887.94
52 Weeks Ago (on 8/28/2018):	2,897.52
52 Week High (on 7/26/2019):	3,025.86
52 Week Low (on 12/24/2018):	2,351.10

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the SPX Index for each quarter in the period from January 1, 2014 through August 28, 2019.  The graph following the table sets forth the daily closing levels of the SPX Index during the same period.  The closing level of the SPX Index on August 28, 2019 was 2,887.94.  We obtained the closing level information above and in the table and graph below from Bloomberg, without independent verification.  The historical levels of the SPX Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the SPX Index on the valuation date.  The payment of dividends on the stocks that constitute the SPX Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter (through August 28, 2019)	3,025.86	2,840.60	2,887.94

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities
S&P 500® Index Historical Performance – Daily Closing Levels* January 2, 2014 to August 28, 2019

License Agreement.  “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co. and its affiliates, including JPMorgan Financial.  See “Equity Index Descriptions — The S&P U.S. Indices — License Agreement” in the accompanying underlying supplement.

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities.  The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities.  For additional information, see “Risk Factors — The estimated value of the securities is derived by

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Risk Factors — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat your securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price.  However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.  For example, there can be no assurance that the IRS would not seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury

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JPMorgan Chase Financial Company LLC
Outperformance Jump Securities Based on the Performance of the MSCI Europe Index Relative to the S&P 500® Index due October 13, 2020 Principal at Risk Securities

regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a delta of one with respect to any underlying security, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of the securities, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the securities.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities.  See “How the Outperformance Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “MSCI Europe Index Overview” and “S&P 500® Index Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Where you can find more information:	You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the

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terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•

Product supplement no. MS-1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

•

Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

•

Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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